Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and effective this 3rd day of October, 2016 between Merchants Bank, a Vermont chartered bank (“the Bank”), and Robert G. Ripley, Jr. (the “Executive Officer”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Employment, Compensation & Employment Term.

(a)

Position and Duties.  The Executive Officer shall serve as President of Merchants Trust Company and Senior Vice President and Senior Trust Officer of Merchants Bank reporting directly to Geoffrey R. Hesslink, President and Chief Executive Officer of the Bank. The Executive Officer will be primarily responsible for leading all trust division activities and services for the Bank. This position is responsible for; developing and implementing short and long-range strategic plans and policies to promote growth and profitability while upholding fiduciary and regulatory compliance objectives; defining and ensuring the highest level of service standards for trust clients. The Executive Officer shall also have such powers and duties as may be assigned to the Executive Officer from time to time by the President and Chief Executive Officer of the Bank and/or its Board of Directors. It is anticipated that the Executive Officer shall devote an average of four (4) business days per week to his duties with the Bank with a work week consisting of three to five (3-5) business days. Notwithstanding the foregoing, the Executive Officer may serve on other boards of directors, with the approval of the CEO, or engage in his current consulting business provided such services and activities do not materially interfere with the Executive Officer’s performance of his duties to the Bank as provided for in this Agreement.

(b)	Term. This Employment Agreement is for seven (7) months commencing October 3rd, 2016 and ending April 30, 2017 subject to the termination provisions of section 2 below.

(c)	Base Salary. The Executive Officer’s salary for his seven (7) month term shall be $122,500 (annualized as $210,000) payable bi-weekly beginning Friday, October 14, 2016.

(d)

Bonus. Executive Officer shall receive a signing bonus of $25,000, less standard deductions no later than Friday, October 14, 2016. Should you for any reason terminate your employment with the Bank within 6 months of receipt of this payment, you will be responsible to repay the bonus on a pro-rata basis. Executive Officer shall not be entitled to any other incentive compensation or other compensation unless expressly set forth in this Agreement.

(e)

Benefits. On October 3, 2016, the Executive Officer shall have earned fifteen (15) vacation days.  At the conclusion of the Executive Officer’s employment, the Bank shall pay the Executive Officer all earned but unused vacation days in a lump sum.  During Executive Officer’s seven (7) month term of employment, he shall also be entitled to standard bank holidays and sick time consistent with that provided to other executives employed at the Bank. The Executive Officer shall not receive any other benefits except as required by law.

(f)

Expenses. The Executive Officer shall be reimbursed for all business mileage, including weekly commuting mileage, and lodging in accordance with the Bank’s Travel and Expense policy. Expenses will be reimbursed by the Bank within five (5) days of submitting a completed expense form. Executive Officer shall submit such an expense form bi-weekly.

2.	Termination.

(a)  In the event of the death or disability of the Executive Officer (disability being defined as the Executive Officer being unable to perform the essential functions of his job even with a reasonable accommodation), this Agreement shall terminate.  Should Executive Officer be die or become disabled (as defined), the Bank shall have no further obligation to provide Executive Officer with any compensation beyond his last day of employment.

(b)  Termination by the Bank for Cause.  The Bank may terminate the Executive’s employment hereunder for Cause.  For purposes of this Agreement, “Cause” shall mean: (i) fraud, embezzlement or other misappropriation by the Executive of funds, property or rights of the Bank; (ii) conviction  of the Executive, by plea or otherwise, of any felony, or any misdemeanor, if such misdemeanor involves a crime of theft, trust or dishonesty; (iii) any gross misconduct by the Executive that is injurious in any material respect to the Bank; (iv) continued non-performance by the Executive of his/her material obligations under this Agreement (other than by reason of the Executives physical or mental illness, incapacity or disability); or (v) a breach of the Executive’s Fiduciary duties as an employee of the Bank including a breach of any of the provisions contained in Section 3 of this Agreement.

(c)  This Agreement may also be terminated by the Bank without cause.  Should Executive Officer be terminated without cause, he shall receive the compensation he otherwise would have received had he worked the full seven (7) month term, bi-weekly, in accordance with the Bank’s normal payroll practices provided he executes a comprehensive release in favor of the Bank.  In addition, the Bank shall also pay the Executive Officer all reimbursable expenses and all earned but unpaid vacation days on the date of his termination.

(d)  This Agreement may also be terminated by the Executive Officer without cause by giving a two-week written notice of resignation to the CEO of the Bank.  The Bank shall pay the Executive Officer his compensation for the two notice weeks prior to the effective date of his resignation as well as all reimbursable expenses and all earned but unpaid vacation days, but shall have no obligation to make any further payments to the Executive Officer.

3.	Confidential Information & Cooperation.

(a)

Confidential Information. As used in this Agreement, “Confidential Information” means information belonging to the Bank which is of value to the Bank in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Bank or its interests. Confidential information includes, without limitation, financial information, reports, potential business and forecasts; inventions, improvements, and other intellectual property; trade secrets; know-how; designs; processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions, sale or disposition of the business or facilities) which have been discussed or considered by the management of the Bank. Confidential Information includes information developed by the Executive Officer in the course of Executive Officer’s employment with the Bank, as well as other information to which the Executive Officer may have access in connection with the Executive Officer’s employment with the Bank. Confidential Information also includes the confidential information of others with which the Bank has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless it is in the public domain due to the breach of Executive Officer’s duties herein.

(b)

Confidentiality. The Executive Officer understands and agrees that the employment relationship creates a relationship of confidence and trust between Executive Officer and Bank with respect to all Confidential Information. At all times, during Executive Officer’s employment with the Bank and after its termination, the Executive Officer will keep in confidence and trust all such Confidential Information and will not use or disclose any such Confidential Information without the written consent of the Bank’s CEO except as may be necessary during the ordinary course of performing Executive Officer’s duties with the Bank.

(c)

Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive Officer by the Bank will be and remain the sole property of the Bank. The Executive Officer shall return to the Bank all such materials and properties as and when requested by the Bank or immediately after Executive Officer’s termination. The Executive Officer shall not retain any such material or property or any copies thereof after such termination.

(d)

Non-Solicitation.  During the Executive Officer’s employment with the Bank and for a period of one (1) year thereafter, Executive Officer shall: (i) refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing any person to leave employment with the Bank or its successor (with the exception of terminations of employment of subordinate Executive Officers undertaken during the course of the Executive Officer’s employment with the Bank); and (ii) refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Bank. Executive Officer understands that the restrictions set forth in this paragraph are intended to protect the Bank’s and any successor’s interest in their Confidential Information and established Executive Officer, customer and supplier relationships and goodwill, and agrees such restrictions are reasonable and appropriate for such purpose.

(e)

Third-Party Agreements and Rights.  The Executive Officer hereby confirms that the Executive Officer is not bound by the terms of any agreement with any current or previous employer or other party which restricts in any way the Executive Officer’s use or disclosure of information or the Executive Officer’s engagement in any business. The Executive Officer represents to the Bank that the Executive Officer’s execution of this Agreement, the Executive Officer’s employment with the Bank and the performance of Executive Officer’s duties for the Bank will not violate any obligations the Executive Officer may have to such previous employer or other party. In the Executive Officer’s work for the Bank, Executive Officer shall not disclose or make use of any information in violation of any agreements with or rights of any previous employer, current employer or other party, and the Executive Officer shall not bring to the Bank premises any copies or tangible embodiments of non-public information belonging to or obtained from any other employment or party.

(f)

Litigation and Regulatory Cooperation. During and after the Executive Officer’s employment, the Executive Officer shall cooperate fully with the Bank or any successor in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Bank or any successor which relate to events or occurrences that transpired while Executive Officer was employed by the Bank. The Executive Officer’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Bank at mutually convenient times. During and after the Executive Officer’s employment, the Executive Officer shall fully cooperate with the Bank or any successor in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive Officer was employed by the Bank. The Bank or any successor shall compensate the Executive Officer for any time required at a rate commensurate with the compensation set forth in this Agreement and shall reimburse the Executive Officer for any reasonable out of pocket expenses incurred in connection with the Executive Officer’s performance of obligations pursuant to this paragraph 3(f).

(g)

Injunction. The Executive Officer agrees that it would be difficult to measure any damages caused to the Bank or any successor that might result from any breach by the Executive Officer of the promises set forth in this Section 3, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive Officer agrees that if the Executive Officer breaches or proposes to breach any portion of this Agreement, the Bank and any successor shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving actual damage to the Bank or any successor.

4.

Indemnification.  In accordance with the limits set forth in the Vermont Business Corporations Law and Delaware General Corporations Law, as applicable, the Bank or any successor shall indemnify the Executive Officer as provided by the Articles of Association and Bylaws.

5.

Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

6.	Withholding. All payments made to the Executive Officer by the Bank under this Agreement shall be net of any tax or other amounts required to be withheld by the Bank under applicable law.

7.

Successor to the Executive Officer. This Agreement shall inure to the benefit of and be enforceable by the Executive Officer’s personal representatives, executors, administrators, heirs, distributes and legatees. In the event of the Executive Officer’s death prior to the completion of all payments due him under this Agreement, the Bank shall continue such payments to the Executive Officer’s beneficiary designated in writing to the Bank prior to his death (or his estate of the Executive Officer fails to make such a designation).

8.

Enforceability. If any part or provision of this Agreement (including without limitation any portion or provision of this section of the Agreement)  to any extent be declared illegal, or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application or such part or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each part and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

9.

Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or Executive Officer’s termination of employment to the extent necessary to effectuate the terms contained herein.

10.

Waiver. No waiver of any provision of this Agreement shall be effective unless made in a writing signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

11.

Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive Officer at the last address the Executive Officer has filed in writing with the Bank or any successor, or in the case of the Bank or any successor, at its main offices, attention of the Board.

12.	Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive Officer and by the CEO of the Bank.

13.

Governing Law.  This is a Vermont contract and shall be construed under and be governed in all respects by the laws of the State of Vermont, without giving effect to the choice of law principles of such State. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Second Circuit.

14.

Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall be considered one and the same document.

15.

Successor to the Bank. The Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the assets of the Bank, expressly to assume and agree to perform this Agreement to the same extent the Bank would be required to perform it if no succession had taken place.

IN WITNESS WHEREOF, the parties have executed this Agreement this 3rd day of October, 2016.

MERCHANTS BANK
By:	/s/ Geoffrey R. Hesslink
Its:	President & Chief Executive Officer
Dated:	October 3, 2016
EXECUTIVE OFFICER
/s/ Robert G. Ripley, Jr.
Robert G. Ripley, Jr.
Dated:	October 3, 2016